Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Dated as of April 26, 2011,
Among
SAVVIS, INC.,
CENTURYLINK, INC.
and
MIMI ACQUISITION COMPANY

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Page
SECTION 9.06. Counterparts	73
SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries	73
SECTION 9.08. Governing Law	74
SECTION 9.09. Assignment	74
SECTION 9.10. Specific Enforcement	74
SECTION 9.11. Waiver of Jury Trial	74
SECTION 9.12. No Recourse to Lenders	74

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          AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 26, 2011, among SAVVIS, INC., a Delaware corporation (the “Company”), CENTURYLINK, INC., a Louisiana corporation (“Parent”), and MIMI ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
          WHEREAS the Board of Directors of the Company, the Board of Directors of Parent, and the Board of Directors of Merger Sub have approved this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective stockholders or shareholders, as applicable, and declared the advisability of this Agreement;
          WHEREAS the Board of Directors of the Company and the Board of Directors of Merger Sub have recommended adoption or approval, as applicable, of this Agreement by their respective stockholders, as applicable;
          WHEREAS concurrently with the execution of this Agreement, certain stockholders, who are the beneficial owners of an aggregate of 13,105,304 shares of common stock, par value $0.01, of the Company (the “Company Common Stock”), are entering into an agreement with Parent pursuant to which such stockholders have agreed to vote all shares of Company Common Stock beneficially owned by such stockholders in favor of the adoption of this Agreement (the “Voting Agreement”); and
          WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
The Merger
          SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).
          SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such fifth Business Day, then the Closing shall take place on the fifth Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived, or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
          SECTION 1.04. Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.
          SECTION 1.05. Certificate of Incorporation and By-Laws. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Company shall be SAVVIS, INC. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.
          SECTION 1.06. Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II
Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates
          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of Company Common Stock or Merger Sub Common Stock:

     (i) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, in Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into 1 fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
     (ii) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company as treasury stock and each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (iii) Conversion of Company Common Stock. Subject to Sections 2.02 and 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(ii) and Dissenting Shares) shall be converted into the right to receive (x) the fraction of a share of Parent Common Stock (rounding to the nearest ten-thousandth of a share) equal to the quotient (the “Exchange Ratio”) obtained by dividing (A) $10.00 by (B) the Parent Trading Price (as defined below); provided, however, that if the Parent Trading Price is equal to or less than $34.42, the Exchange Ratio shall equal 0.2905 (the “Stock Consideration”) and (y) $30.00 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest. For purposes of this Agreement, (i) “Parent Common Stock” means the common stock, par value $1.00 per share, of Parent and (ii) “Parent Trading Price” means the volume-weighted sales price per share taken to four decimal places of Parent Common Stock as reported by the New York Stock Exchange for the consecutive period of thirty trading days beginning at 9:30 a.m. New York time on the thirty-third trading day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.” Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any required withholding under applicable Tax Law.
          SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock to be issued as Stock Consideration and (ii) cash sufficient to (x) pay the Cash Consideration and (y) make payments in lieu of fractional shares pursuant to Section 2.02(f). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.”
          (b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within ten Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval), together with instructions thereto.
          (c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).
          (d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment with respect to the Cash Consideration or in lieu of fractional shares shall be paid to any such holder, until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.
          (e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
          (f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.
          (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.
          (h) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
          (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.
          (j) Withholding Rights. Each of Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.
          (k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Stock Consideration and pay the Cash Consideration, any cash in lieu of fractional shares and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.
          SECTION 2.03. Dissenters’ Rights. Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights in respect of such shares (any such shares being referred to herein as “Dissenting Shares”) under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 2.01(iii) and instead shall be entitled to such rights as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to timely perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company (i) shall give Parent prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or any withdrawals of such demands received by the Company, (ii) shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and (iii) shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.
ARTICLE III
Representations and Warranties of Parent and Merger Sub
          Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the Parent SEC Documents filed and publicly available after January 1, 2011 and prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.
          SECTION 3.01. Organization, Standing and Power. Each of Parent and each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the amended and restated articles of incorporation of Parent in effect as of the date of this Agreement (the “Parent Articles”) and the by-laws of Parent in effect as of the date of this Agreement (the “Parent By-laws”) and (b) the constituent documents of Merger Sub.
          SECTION 3.02. Parent Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.
          (b) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.
          SECTION 3.03. Capital Structure. (a) The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $25.00 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”), of which 325,000 shares have been designated as 5% Cumulative Convertible Series L Preferred Stock (the “Parent Series L Shares”). At the close of business on April 25, 2011, (i) 600,481,913 shares of Parent Common Stock were issued and outstanding, of which 1,958,322 were Parent Restricted Shares, (ii) 9,434 shares of Parent Series L Shares were issued and outstanding, (iii) 323,698 shares of Parent Common Stock were held by Parent in its treasury, (iv) 31,145,731 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, of which 11,500,212 shares were issuable upon exercise of outstanding Parent Stock Options, (v) 108,809 shares of Parent Common Stock were reserved for issuance upon the vesting of Parent RSUs, (vi) 12,864 shares of Parent Common Stock were reserved for issuance upon conversion of the Parent Series L Shares, (vii) 3,838,932 shares of Parent Common Stock were reserved for issuance pursuant to the Parent 2001 Employee Stock Purchase Plan (the “Parent ESPP”), and (viii) 550,987 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Automatic Dividend Reinvestment and Stock Repurchase Service (the “Parent DRIP”). Except as set forth in this Section 3.03(a), at the close of business on April 25, 2011, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on April 25, 2011 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding at the close of business on April 25, 2011, and issuances pursuant to rights under the Parent ESPP and Parent DRIP, in each case in accordance with their terms in effect as of April 25, 2011.
          (b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Parent Stock Options or Parent RSUs or pursuant to the Parent Stock Plans, the Parent ESPP or the Parent DRIP will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Louisiana Business Corporation Law (the “LBCL”), the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. The shares of Parent Common Stock constituting the Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the LBCL, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Except for acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of Parent in connection with (i) the payment of the exercise price of Parent Stock Options with Parent Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Parent Stock Options, the vesting of Parent Restricted Shares or Parent RSUs and the vesting or delivery of other awards pursuant to the Parent Stock Plans and (iii) forfeitures of Parent Stock Options, Parent Restricted Shares and Parent RSUs, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (“Parent Voting Debt”). Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent.

          SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the approval of this Agreement by Parent as the sole stockholder of Merger Sub. The Board of Directors of Parent (the “Parent Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its shareholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of Merger Sub has adopted resolutions (i) approving the execution, delivery and performance of this Agreement, (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Parent, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that Parent, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement. Except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger as required by the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
          (b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.
          SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Articles, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.
          (b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”), and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Stock Consideration, in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and (B) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the regulations under the Indian Competition Act of 2002 regarding mergers and acquisitions anticipated to come into effect on June 1, 2011 (the “Indian Competition Law”) (if required), and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the Federal Communications Commission (the “FCC”) or any other Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect to mergers, business combinations or changes in control of telecommunications companies generally, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Stock Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.
          SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2009 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Form S-4, being collectively referred to as the “Parent SEC Documents”).
          (b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except (i) as reflected or reserved against in Parent’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Filed Parent SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.
          (d) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

          (e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.
          (f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.
          (g) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.
          (h) Since January 1, 2009, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
          (i) None of the Parent Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, other than Qwest Corporation and, until April 14, 2011, Qwest Communications International Inc.
          SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
          SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 2010, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From December 31, 2010 to the date of this Agreement, each of Parent and the Parent Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Parent or the capital stock or voting securities of, or other equity interests in, any of the Parent Subsidiaries (other than (x) regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock and (y) dividends or other distributions by a direct or indirect wholly owned Parent Subsidiary to its parent) or any repurchase for value by Parent of any capital stock or voting securities of, or other equity interests in, Parent or the capital stock or voting securities of, or other equity interests in, any of the Parent Subsidiaries.
          SECTION 3.09. Benefits Matters; ERISA Compliance. Section 3.09 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Parent Benefit Plan. Parent has delivered or made available to the Company true and complete copies of (i) all material Parent Benefit Plans or, in the case of any unwritten material Parent Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Parent Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Parent Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Parent Benefit Plan and (v) the most recent financial statements and actuarial reports for each Parent Benefit Plan (if any). For purposes of this Agreement, “Parent Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Parent Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Parent or any Parent Subsidiary and any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary.
          SECTION 3.10. Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.10, effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).
          SECTION 3.11. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are in compliance with all applicable Laws and Parent Permits, including all applicable rules, regulations, directives or policies of the FCC or any other Governmental Entity. To the Knowledge of Parent, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit.
          SECTION 3.12. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
          SECTION 3.13. Financing. Parent has delivered to the Company complete and correct copies of an executed commitment letter (the “Commitment Letter”) from the lenders named therein to provide Parent with at least $2.0 billion in debt financing (together with any bond, note, debenture or other capital markets debt financing that may be used in lieu of such debt financing, the “Financing”). Parent has made available to the Company all other side letters or other Contracts or arrangements related to the Commitment Letter; provided that Parent may redact in such documents the fee amounts payable to their financing sources under the Commitment Letter. As of the date of this Agreement, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Commitment Letter. As of the date hereof, there are no conditions relating to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter. As of the date of this Agreement, Parent has no reason to believe any of the conditions relating to the funding of the full amount of the Financing will not be satisfied on or prior to the Closing Date. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.
          SECTION 3.14. Merger Sub. Parent is the sole stockholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
          SECTION 3.15. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.
ARTICLE IV
Representations and Warranties of the Company
          The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available after January 1, 2011 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.
          SECTION 4.01. Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and

the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”).
          SECTION 4.02. Company Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.
          (b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.
          SECTION 4.03. Capital Structure. (a) The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on April 25, 2011, (i) 57,512,633 shares of Company Common Stock were issued and outstanding, of which 22,814 were Company Restricted Shares, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 6,568,656 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 2,575,038 shares were issuable upon exercise of outstanding Company Stock Options and (B) 2,588,185 shares were potentially issuable under outstanding Company RSUs, including performance-based Company RSUs and Annual Incentive Company RSUs, (iv) 73,271 shares of Company Common Stock were reserved for issuance under the Company Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”), and (v) (x) 44,132 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 3.0% Convertible Senior Notes due May 15, 2012 (the “Company Convertible Notes”) and (y) the Conversion Rate (as defined in the indenture governing the terms of the Company Convertible Notes) was 14.2086 shares of Company Common Stock per $1,000 principal amount of Company Convertible Notes and no adjustments had been made to the table or any amount therein set forth in section 10.13(c) of such indenture since the execution of such indenture. Except as set forth in this Section 4.03(a), at the close of business on April 25, 2011, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on April 25, 2011 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding at the close of business on April 25, 2011 and in accordance with their terms in effect at such time.
          (b) All outstanding shares of Company Common Stock (including Company Restricted Shares) are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or pursuant to the Company Stock Plans or the Company ESPP will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Company Stock Options, the vesting of Company Restricted Shares and the vesting or delivery of other awards pursuant to the Company Stock Plans, and (iii) forfeitures of Company Stock Options and Company Restricted Shares, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. With respect to Company Stock Options, (i) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) for such option by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee or subcommittee thereof), and (ii) the per share exercise price of each Company Stock Option was at least equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or, other than the Company Convertible

Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.
          (c) If any holder of the Company Convertible Notes exercises its conversion rights thereunder, the Company has the right to pay cash in lieu of all shares that would otherwise be issuable upon such conversion. The Company Convertible Notes are not, as of the date hereof, convertible by the holders thereof and the Company has not issued any shares of Company Common Stock upon conversion of the Company Convertible Notes.
          SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval. The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
          (b) The Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby or thereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger, the Voting Agreement or any of the other transactions contemplated hereby or thereby.

          SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.
          (b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in definitive form, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, the Indian Competition Law (if required), and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the FCC or any other Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect mergers, business combinations or changes in control of telecommunications companies generally, (vi) such filings with and approvals of the NASDAQ Stock Market LLC (“NASDAQ”) as are required to permit the consummation of the Merger and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.
          SECTION 4.06. SEC Documents; Undisclosed Liabilities. (a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2009 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).
          (b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except (i) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Filed Company SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.
          (d) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. None of the Company or any of the Company Subsidiaries has

outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
          (e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.
          (f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
          (g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.
          (h) Since January 1, 2009, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.
          (i) None of the Company Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
          SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
          SECTION 4.08. Absence of Certain Changes or Events. Since January 1, 2011, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2011 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:
     (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, the Company or the capital stock or voting securities of, or other equity interests in, any of the Company Subsidiaries (other than dividends or other distributions by a direct or indirect wholly owned Company Subsidiary to its parent) or any repurchase for value by the Company of any capital stock or voting securities of, or other equity interests in, the Company or the capital stock or voting securities of, or other equity interests in, any of the Company Subsidiaries;
     (b) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of the Company or any Company Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;
     (c) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of the Company’s or the Company Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $5,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;
     (d) (i) any granting by the Company or any Company Subsidiary to any current or former director or officer of the Company or any Company Subsidiary of any material increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any such Person not previously receiving or entitled to receive such type of compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under any Company Benefit Plan in effect as of January 1, 2011, (ii) any granting by the Company or any Company

Subsidiary to any Person of any rights to severance, retention, change in control or termination compensation or benefits or any material increase therein, except with respect to new hires and promotions in the ordinary course of business and except as was required under any Company Benefit Plan in effect as of January 1, 2011, or (iii) any entry into or adoption of any material Company Benefit Plan or any material amendment of any such material Company Benefit Plan;
     (e) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP;
     (f) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of the Company Intellectual Property owned by the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice; or
     (g) any material elections or changes thereto with respect to Taxes by the Company or any Company Subsidiary or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or material Tax refund, other than in the ordinary course of business.
          SECTION 4.09. Taxes. (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of the Company and each Company Subsidiary has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) neither the Company nor any Company Subsidiary has failed to withhold, collect, or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person; (v) neither the Company nor any Company Subsidiary is subject to income Tax in a jurisdiction in which it does not file income Tax Returns, and no claim has been made in writing by any Taxing Authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; (vi) no Company Subsidiary is subject to income tax in a country other than the country of its incorporation or legal establishment by virtue of maintaining a permanent establishment (within the meaning of any applicable income tax treaty) or other place of business in such country; and (vii) each Company Subsidiary established outside the United States that is characterized as a corporation for U.S. federal income tax purposes is a controlled foreign corporation (as defined in Section 957(a) of the Code).
          (b) Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement

(other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries).
          (c) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
          (d) Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).
          SECTION 4.10. Benefits Matters; ERISA Compliance. (a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Company Benefit Plan. The Company has delivered or made available to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the IRS with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each Company Benefit Plan (if any). For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between the Company or any Company Subsidiary and any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary.
          (b) All Company Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of or have timely applied for, as of the date of this Agreement, determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

          (c) Neither the Company nor any Company Subsidiary has, during the six-year period ending on the date of this Agreement, maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Company Pension Plan”). Except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has any unsatisfied liability under Title IV of ERISA, (ii) to the Knowledge of the Company, no condition exists that presents a risk to the Company or any Company Subsidiary of incurring a liability under Title IV of ERISA, (iii) no Company Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate any Company Benefit Plans and trusts, (iv) no Company Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Company Benefit Plan or trust, (v) no event has occurred, and to the Knowledge of the Company or any Company Subsidiary no condition exists, that could be reasonably expected to subject the Company or any Subsidiary to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, and (vi) neither the Company nor any Company Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Company Multiemployer Plan.
          (d) With respect to each Company Benefit Plan that is an employee welfare benefit plan, such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended subject to applicable Law to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time.
          (e) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).
          (f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA (if applicable), the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and each of the Company Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.
          (g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.
          (h) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any material Company Benefit Plan.
          (i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.
          (j) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Company SEC Documents. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.
          (k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any Company Subsidiary following the Closing. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Company Multiemployer Plans.
          (l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
          SECTION 4.11. Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company

Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.11, effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).
          SECTION 4.12. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Laws and Company Permits, including all applicable rules, regulations, directives or policies of the FCC or any other Governmental Entity. To the Knowledge of the Company, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 4.09, 4.10, 4.13 and 4.16, respectively.
          SECTION 4.13. Environmental Matters. (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:
          (i) the Company and the Company Subsidiaries are in compliance with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;
          (ii) the Company and the Company Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to the Company, the Company Subsidiaries and the Company Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 4.13(a)(ii), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);
          (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

          (iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and
          (v) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.
          (b) As used herein:
     (i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.
     (ii) “Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
     (iii) “Hazardous Materials” means (y) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.
     (iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
          SECTION 4.14. Contracts. (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.
          (b) Section 4.14 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of (i) other than Company Permits imposing geographical limitations on operations, each agreement, Contract, understanding, or undertaking to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or its Affiliates to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital and financing method leases or other similar agreement pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries, in each case material to the Company and the Company Subsidiaries, taken as a whole, (iv) each indemnification, employment, consulting, or other material agreement, Contract, understanding or undertaking with (x) any member of the Company Board or (y) any executive officer of the Company, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents or Contracts terminable by the Company or any of the Company Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of the Company Subsidiaries, (v) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business, (vi) each material hedge, collar, option, forward purchasing, swap, derivative, or similar agreement, Contract, understanding or undertaking, (vii) each Contract or binding understanding or undertaking containing any “standstill” provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary, (viii) each Contract or binding understanding or undertaking with a Top Customer, (ix) each Contract or binding understanding or undertaking (A) pursuant to which the Company or any of the Company Subsidiaries is granting any material Intellectual Property License (other than the Company’s or the Company Subsidiaries’ customer Contracts (including such Contracts with resellers, distributors and systems integrators)), or (B) that purports to materially limit, curtail or restrain the ability of the Company or any of the Company Subsidiaries to exploit any of the material Company Intellectual Property owned by the Company or any Company Subsidiary, (x) each Contract pursuant to which the Company or any of the Company Subsidiaries is being granted any material Intellectual Property License (it being agreed that this clause (x) shall be limited, in the case of Software, to the 10 largest license Contracts for Software (based on annual cost) of the Company and the Company Subsidiaries, and shall exclude all of the Company’s and the Company Subsidiaries’ other license Contracts for Software), (xi) each Contract with a vendor of the Company or any Company Subsidiary pursuant to which payments of at least $1,500,000 over the year ended on March 31, 2011 were made and (xii) each Contract for the use of dark fiber used by the Company or any of the Company Subsidiaries and owned by a third party. Each agreement, Contract, understanding or undertaking of the type described in this Section 4.14(b) and each Filed Company Contract is referred to herein as a “Material Contract.”

          (c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.14(c), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.
          (d) Except to the extent permitted by Section 5.01(b)(viii) and for any Filed Company Contracts, neither the Company nor any of the Company Subsidiaries are parties to or bound by any loan agreement, credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital or financing method leases or other similar agreement that prevents or restricts the Company, any Company Subsidiary or any direct or indirect Subsidiary thereof from (i) paying dividends or distributions to the Person or Persons who owns such entity, (ii) incurring or guaranteeing Indebtedness or (iii) creating Liens that secure Indebtedness.
          SECTION 4.15. Properties. (a) The Company and each Company Subsidiary has good and valid title to, or good and valid leasehold interests in, all their respective properties and assets (the “Company Properties”) except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of the Company and the Company Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Company Properties are free and clear of all Liens, except for Liens on material Company Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Company Property to which they relate in the conduct of the Company and the Company Subsidiaries as presently conducted and Liens on other Company Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.
          (b) The Company and each of the Company Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“Company Leases”), and all Company Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Company Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company and Company Subsidiaries as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          SECTION 4.16. Intellectual Property. (a) The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all Company Intellectual Property as used in their business as presently conducted, except where the failure to have the right to use such Company Intellectual Property, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or any of the Company Subsidiaries with respect to any Company Intellectual Property, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2009, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of the Company Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Company Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Neither the Company nor any of the Company Subsidiaries has incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models (“Open Source”) in any Software that is both owned by the Company or any of the Company Subsidiaries and distributed by the Company or any of the Company Subsidiaries to third parties in a manner that requires the contribution or disclosure to any third party, including the Open Source community, of any portion of the source code of any such Software product, and the Company and the Company Subsidiaries are in compliance with their Open Source obligations, except any such required contribution, required disclosure or non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (c) The Company and the Company Subsidiaries are in compliance with SAS70 Type II, U.S.-E.U. Safe Harbor Framework, ISO 27001, and PCI-DSS physical security standards, except for noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (d) Neither the Company nor any of the Company Subsidiaries has disclosed, delivered or licensed to any Person that is not an Affiliate, agreed to disclose, deliver or license to any Person that is not an Affiliate, or permitted the disclosure or delivery to any escrow agent or other Persons that are not Affiliates of material Company Source Code, which disclosure, delivery or license has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time, or both) has or would reasonably be expected to result in the disclosure or delivery by the Company or the Company Subsidiaries of any Company Source Code to any Person that is not an Affiliate, which disclosure or delivery had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) No university, college, other educational institution or research center has any right, interest, license obtained from the Company or claim against the Company with respect to any Company Intellectual Property owned or purported to be owned by the Company or Company Subsidiaries other than pursuant to a non-exclusive license granted in the ordinary course of business by the Company or any of the Company Subsidiaries pursuant to the terms of a customer Contract.
          (f) As used herein:
     (i) “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by or licensed to the Company or any of its Subsidiaries.
     (ii) “Company Source Code” means, collectively, any humanly readable written software code, annotations, commentary or algorithm contained in or relating to any software source code, of any Software forming part of the Technology used in or necessary for the conduct of the business of the Company or any of the Company Subsidiaries, or owned or held for use by or licensed to the Company or any of the Company Subsidiaries.
     (iii) “Intellectual Property Rights” means all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, know-how and trade secret rights, domain names, sui generis database rights, and other corresponding, similar or analogous proprietary intellectual property rights.
     (iv) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, associated databases and compilations.
     (v) “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or humanly readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.
          SECTION 4.17. Communications Regulatory Matters. (a) The Company and each Company Subsidiary hold (i) all approvals, authorizations, certificates and licenses issued by the FCC that are required for the Company and each Company Subsidiary to conduct its business, as presently conducted, which approvals, authorizations, certificates and licenses are set forth in Section 4.17(a) of the Company Disclosure Letter, and (ii) all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any Company Subsidiary by a Governmental Entity that are required for the Company and each Company Subsidiary to conduct its business, as presently conducted (clause (i) and (ii) collectively, the “Company Licenses”). No approvals, authorizations, certificates or licenses issued by any state or local public service or public utility commissions or other similar state or local regulatory bodies are required for the Company or any Company Subsidiary to conduct its business, as presently conducted.
          (b) Each Company License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements have not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted, or (ii) any pending regulatory proceeding or judicial review before the FCC or any other Governmental Entity, unless such pending regulatory proceeding or judicial review has not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted. The Company has no Knowledge of any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure to be renewed has not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted.
          (c) The licensee of each Company License is in compliance with each Company License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC (the “FCC Rules”), and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not, or would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted. Each licensee of each Company License is in good standing with the FCC and all other Governmental Entities, and no such licensee is subject to any formal complaint, investigation, audit, inquiry, subpoena, forfeiture, or petition to suspend before the FCC, the Universal Service Administrative Company (“USAC”), or any other Governmental Entity (each an “Enforcement Proceeding”), except where any such Enforcement Proceedings have not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted.
          (d) The Company or a Company Subsidiary owns 100% of the equity and controls 100% of the voting power and decision-making authority of each licensee of the Company Licenses.
          (e) This Section 4.17 does not relate to environmental matters, Environmental Laws or any Permits issued pursuant to Environmental Law, which are the subject of Section 4.13.
          SECTION 4.18. Agreements with Regulatory Agencies. Neither the Company nor any of the Company Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, the FCC, the USAC or any other Governmental Entity (other than a taxing authority, which is covered by Section 4.09), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing since January 1, 2009, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
          SECTION 4.19. Labor Matters. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract (“Collective Bargaining Agreement”) and no Collective Bargaining Agreement is applicable to any employees of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary

(a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any material Company Benefit Plan.
          SECTION 4.20. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.
          SECTION 4.21. Opinion of Financial Advisor. The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing (with a copy provided to Parent promptly upon receipt by the Company), to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.
          SECTION 4.22. Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no material claim by the Company or any of the Company Subsidiaries pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Company Material Adverse Effect.
          SECTION 4.23. Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Company SEC Documents, (ii) Company Benefits Plans or (iii) Contracts or arrangements entered into in the ordinary course of business with customers, suppliers or service providers, Section 4.23 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date hereof or (z) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries).
          SECTION 4.24. Foreign Corrupt Practices Act. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable foreign or domestic anticorruption or antibribery laws; (b) the Company and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws; and (c) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other applicable Laws), neither the Company nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.
          SECTION 4.25. Top Customers. To the Knowledge of the Company, since January 1, 2011, there has not been any material adverse change in the business relationship of the Company or any of the Company Subsidiaries with any of their 20 largest customers based on consolidated revenues (each, a “Top Customer”), and neither the Company nor any of the Company Subsidiaries has received any written communication or written notice from any Top Customer to the effect that such Top Customer (a) has, in any material and adverse respect, changed, modified, amended or reduced, or intends to, in any material and adverse respect, change, modify, amend or reduce, its business relationship with the Company or any of the Company Subsidiaries, or (b) will fail to perform in any material respect, or intends to fail to perform in any material respect, its obligations under any of its Contracts with the Company or any of the Company Subsidiaries.

          SECTION 4.26. Facilities and Operations. (a) Section 4.26(a) of the Company Disclosure Letter sets forth the following information relating to the Facilities as of the date hereof: (i) per Facility, the space currently in use by customers versus space currently available and ready for use by customers versus space available but not ready for use by customers (i.e. unfinished space); and (ii) any pending sale or sublease of any of the foregoing other than in the ordinary course of business consistent with past practice.
          (b) Each of the Facilities (i) is, in all respects, adequate and sufficient, and in satisfactory condition to support the operations of the Company and the Company Subsidiaries at such Facility, (ii) is operated, installed and maintained by the Company and the Company Subsidiaries (or their respective contractors) in a manner that is in compliance, in all material respects, with (A) generally accepted industry standards for the industry in which the Company and the Company Subsidiaries operate, (B) performance requirements in service agreements with customers of the Company and the Company Subsidiaries and (C) all applicable Laws and (iii) has sufficient sources of power to support the operations of the Company and the Company Subsidiaries at such Facility as presently conducted, except, in the case of clauses (i) through (iii), in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (c) Section 4.26(c) of the Company Disclosure Letter sets forth for the Company’s current operations a complete list as of the date hereof of material customer service level agreement outage credits owed during the period from January 1, 2009 through December 31, 2010.
          (d) Section 4.26(d) of the Company Disclosure Letter sets forth a complete and correct list of the Facilities as of the date hereof. As used herein, “Facilities” means, collectively, (i) each of the Company’s and the Company Subsidiaries’ owned, leased or operated network access points or data centers, in each case exceeding 50,000 square feet of “raised floor”, and (ii) each of the 39 locations from which the Company or any of the Company Subsidiaries provides managed services as described in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (including, in the case of each of clause (i) and (ii), to the extent owned by the Company or any of the Company Subsidiaries, land and buildings, and cables, wires, conduits, switches, servers, routers and other equipment and real or personal property) and related material operating support systems, whether used to provide or support colocation, network connectivity, managed hosting, cloud computing, disaster recovery or continuity of operations, exchange point or other services provided by the Company or any of the Company Subsidiaries.
          SECTION 4.27. Product Liability; Service Level Agreements. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries have any material liability (and to the Knowledge of the Company, there is no reasonable basis for any action, suit or other proceeding that may give rise to any material liability) for replacement or repair of or other damages in connection with any products or services sold, distributed, licensed, installed, used or otherwise delivered in connection with the business of the Company or any of the Company Subsidiaries (including under any service level agreements) in excess, in each case, of the reserves for such liabilities that the Company and the Company Subsidiaries have recorded in the Company’s financial statements as of March 31, 2011.

          SECTION 4.28. Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries as of March 31, 2011 are as set forth in Section 4.28 of the Company Disclosure Letter (the “Accounts Receivable”). The Accounts Receivable represent valid receivables, subject to no setoffs or counterclaims except as recorded as accounts payable in the Company’s financial statements as of March 31, 2011, and are collectible subject to the reserve for bad debts and the reserve for credits each of which is set forth in Section 4.28 of the Company Disclosure Letter.
          SECTION 4.29. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Parent acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.
ARTICLE V
Covenants Relating to Conduct of Business
          SECTION 5.01. Conduct of Business. (a) Conduct of Business by Parent. Except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock and (y) dividends and distributions by a direct or indirect Parent Subsidiary, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of Parent in connection with (i) the payment of the exercise price of Parent Stock Options with Parent Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Parent Stock Options, the vesting of Parent Restricted Shares and the vesting or delivery of other awards pursuant to the Parent Stock Plans, (iii) forfeitures of Parent Stock Options and Parent Restricted Shares and (iv) open market purchases of Parent Common Stock;
     (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Parent or any Parent Subsidiary (other than the issuance of Parent Common Stock (1) upon the exercise of Parent Stock Options and the vesting or delivery of other awards pursuant to the Parent Stock Plans and (2) pursuant to the Parent ESPP in accordance with its terms), (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary or (F) any Parent Voting Debt, except, in the case of each of the foregoing clauses (A) through (F), for (1) the issuance in (i) an underwritten transaction, (ii) a merger, acquisition or other business combination, or (iii) otherwise on arms’ length terms of capital stock or other securities constituting (or that are convertible into or exchangeable or exercisable for capital stock or other securities constituting) not in excess of 15% of (x) the outstanding shares of Parent Common Stock or (y) the securities entitled to vote in an election of directors of Parent and (2) the issuance of Parent Stock Options or other awards pursuant to the Parent Stock Plans;
     (iii) (A) amend the Parent Articles or the Parent By-laws or (B) amend in any material respect the charter or organizational documents of any Parent Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), (i) as may be required by Law or the rules and regulations of the SEC or the NYSE or (ii) as would not affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;
     (iv) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement that would materially delay the consummation of the Merger or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms or this Agreement or materially delay such consummation; or

(v) authorize any of, or commit, resolve or agree to take any of the foregoing actions.
          (b) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Company Stock Options, the vesting of Company Restricted Shares and the vesting or delivery of other awards pursuant to the Company Stock Plans and (iii) forfeitures of Company Stock Options and Company Restricted Shares, pursuant to their terms as in effect on the date of this Agreement;
     (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Company Common Stock (1) upon the exercise of Company Stock Options and the vesting or delivery of other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted or modified as permitted by the provisions of Section 5.01(b)(ii) of the Company Disclosure Letter and (2) pursuant to the Company ESPP, in accordance with its terms in effect on the date of this Agreement), (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, other than grants of awards, or modifications to existing awards consistent with Section 5.01(b)(ii) of the Company Disclosure Letter, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary or (F) any Company Voting Debt;
     (iii) (A) amend the Company Charter or the Company By-laws or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NASDAQ;
     (iv) (A) grant to any current or former director or officer of the Company or any Company Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice, consistent with Section 5.01(b)(iv) of the Company Disclosure Letter, or to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement, (B) engage in promotions of employees, fill open employee positions or modify employee job descriptions, except in the ordinary course of business consistent with past practice, (C) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement, or (D) enter into or adopt any material Company Benefit Plan or amend in any material respect any material Company Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice, consistent with Section 5.01(b)(iv) of the Company Disclosure Letter or in order to comply with applicable Law (including Section 409A of the Code);

     (v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
     (vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with all such transactions would exceed $5,000,000;
     (vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $5,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii);
     (viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $25,000,000 in the aggregate, or (B) Indebtedness in replacement of existing Indebtedness, provided that (1) the execution, delivery, and performance of this Agreement and the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness and (2) such replacement Indebtedness shall otherwise be on substantially similar terms or terms that are more favorable to the Company, shall contain covenants that are no more restrictive to the Company, and shall be for the same or lesser principal amount, as the Indebtedness being replaced; or (C) guarantees by the Company of Indebtedness of any wholly owned Company Subsidiary; or (D) additional borrowings under the Company’s existing revolving credit facility (in accordance with the terms of such facility existing on the date hereof) with the intent to repay such borrowings within 90 days;
     (ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital forecast for 2011 set forth in Section 5.01(b)(ix) of the Company Disclosure Letter;
     (x) enter into or amend any Contract or take any other action (except as expressly permitted or contemplated by this Agreement) if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the

Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;
     (xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by the Company or any Company Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;
     (xii) enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries;
     (xiii) assign, transfer, lease, cancel, fail to renew or fail to extend any material Company Permit issued by the FCC;
     (xiv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (a) equal to or lesser than the amounts reserved with respect thereto on the Filed Company SEC Documents or (b) do not exceed $2,000,000 in the aggregate;
     (xv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to the Company or any Company Subsidiary, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to Intellectual Property Rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice;
     (xvi) enter into, amend or modify any Material Contract of a type described in Section 4.14(b)(i), (iii) or (vi) or any Contract that would be such a Material Contract if it had been entered into prior to the date of this Agreement;
     (xvii) make any material election or change thereto with respect to Taxes or settle or compromise any material Tax liability or material Tax refund, other than in the ordinary course of business;

     (xviii) enter into any new line of business outside of its existing business;
     (xix) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement that would materially delay the consummation of the Merger or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms or this Agreement or materially delay such consummation;
     (xx) fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, loss or impairment of any owned Company Intellectual Property that is material to the conduct of the Company’s business;
     (xxi) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any of the Company Intellectual Property, other than in the ordinary course of business consistent with past practice; or
     (xxii) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.
          (c) Advice of Changes. Parent and the Company shall use reasonable best efforts to promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person, to cause any of the conditions set forth in Article VII not to be satisfied, or to materially delay or impede the ability of such party to consummate the Closing.
          SECTION 5.02. No Solicitation by the Company; Company Board Recommendation. (a) The Company shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate any Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Takeover Proposal) with respect to any Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and prior to the Company Stockholders Meeting and did not otherwise result from a breach of this Section 5.02(a), the Company may, subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its Representatives and any financing sources) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement with the Person making such Takeover Proposal (or with one or more of its financing sources) not less restrictive of such Person as to the use of such information than the Confidentiality Agreement, and (y) participate in discussions regarding the terms of such Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Takeover Proposal (and such Person’s Representatives and any financing sources). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of the Company or any of its Subsidiaries or Affiliates shall constitute a breach of this Section 5.02(a) by the Company.
          (b) Except as set forth below, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal (any action in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.02(a)). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make an Adverse Recommendation Change if the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change until after the fourth Business

Day following Parent’s receipt of written notice (a “Notice of Recommendation Change”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Proposal, the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new four Business-Day period). In determining whether to make an Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Recommendation Change or otherwise.
          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly, and in any event within 24 hours of the receipt thereof, advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the Person making any such Takeover Proposal. The Company shall (x) keep Parent informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Takeover Proposal, and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between the Company or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Takeover Proposal.
          (d) Nothing contained in this Section 5.02 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Takeover Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed; provided, further, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action, or make any statement, that would violate Section 5.02(b).
          (e) For purposes of this Agreement:
     “Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (v) any combination of the foregoing (in each case, other than the Merger).
     “Superior Proposal” means any bona fide written proposal or offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Company Common Stock or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, (i) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (ii) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.
ARTICLE VI
Additional Agreements
          SECTION 6.01. Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement, and the Form S-4 and Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Stock Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Stock Consideration.
          (b) If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).
          (c) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).
          (d) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Company Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) subject to Section 5.02(b) and Section 5.02(d), solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.02(b).

Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall make one or more successive postponements or adjournments of the Company Stockholders Meeting, provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of a Company Notice of Recommendation Change is less than 10 Business Days prior to the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than 10 Business Days after such event.
          SECTION 6.02. Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or that constitutes information that is subject to confidentiality requirements under the Communications Act and FCC Rules. If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated February 10, 2011 among the Company, CenturyTel Service Group, LLC and Qwest Communications International Inc. (the “Confidentiality Agreement”).
          SECTION 6.03. Required Actions. (a) Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement.
          (b) In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.
          (c) In connection with and without limiting Section 6.03(a), the Company and Parent shall promptly enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities and eliminate each and every other impediment that may be asserted by such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably possible. To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(e), the Company and Parent shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order, condition or approval or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by the Company, Parent or any of their respective Subsidiaries, of any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries; provided, however, that neither Parent nor the Company shall be required pursuant to this Section 6.03(c) to commit to or effect any action that is not conditioned upon the consummation of the Merger or that would or would reasonably be expected to result in a Substantial Detriment. If the actions taken by Parent and the Company pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.01(d), (e) and (f) being satisfied, then, during the term of this Agreement, each of Parent and the Company shall jointly (to the extent practicable) use their reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement, and/or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.01(d), (e) or (f) not to be satisfied; provided that Parent and the Company shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing.
          (d) In connection with and without limiting the generality of the foregoing, each of Parent and the Company shall:
     (i) make or cause to be made, in consultation and cooperation with the other and (A) within twenty days after the date of this Agreement (or such other time as the parties mutually agree), an appropriate filing of a Notification and

Report Form pursuant to the HSR Act relating to the Merger, (B) within fifteen days after the effectiveness of the Indian Competition Law (or such other time as the parties mutually agree), all necessary registrations, declarations, notices and filings relating to the Merger pursuant to the Indian Competition Law, if any, and (C) within thirty days after the date of this Agreement (or such other time as the parties mutually agree), all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws;
     (ii) (A) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, all applications required or advisable to be filed with the FCC (the “FCC Applications”) to effect the transfer of control of the Company Licenses, as necessary to consummate and make effective the Merger and the other transactions contemplated by this Agreement, and use its reasonable best efforts to respond in consultation and cooperation with the other and as promptly as practicable to any additional requests for information received from the FCC by any party to an FCC Application and (B) use its reasonable best efforts to cure not later than the Effective Time any violations or defaults under any FCC Rules, except for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Substantial Detriment;
     (iii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(c);
     (iv) give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;
     (v) use its reasonable best efforts to respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

     (vi) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the other party may be redacted or withheld.
          (e) Notwithstanding anything else contained herein but subject to the proviso of the second sentence of Section 6.03(c), the provisions of this Section 6.03 shall not be construed to require the Company, Parent, or their respective Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations (“Actions”) of or on the Company, Parent, or their respective Subsidiaries, or to permit such Actions without the prior written consent of the other party, if such Actions, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment.
          (f) Notwithstanding anything else contained in this Agreement, during the term of this Agreement neither the Company nor any of its Affiliates or any of their respective Representatives shall cooperate with any other party in seeking regulatory clearance of any Takeover Proposal.
          (g) Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
          SECTION 6.04. Stock Plans. (a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt such resolutions as are necessary to effect the following:

          (i) adjust the terms of all outstanding Company Stock Options to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into an option (a “Converted Parent Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (except that each Converted Parent Option shall vest and become exercisable immediately following the conversion), a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio (as defined below), rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Company Stock Option (x) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (y) shall be adjusted in a manner which complies with Section 409A of the Code;
          (ii) As to each holder’s restricted stock units outstanding immediately prior to the Effective Time under the Company Stock Plans, other than those granted pursuant to the Company’s annual incentive plan (the “Company RSUs”):
     (A) 50% of such Company RSUs (the “First Tranche RSUs”) shall be converted, at the Effective Time and without regard to any applicable performance targets, into the right to receive cash and shares of Parent Stock equal to the Merger Consideration, determined in accordance with Section 2.01(iii), in respect of that number of shares of Company Common Stock represented by the First Tranche RSUs; provided that, the First Tranche RSUs of each holder shall include those Company RSUs as to which the vesting dates follow the Closing Date but are earlier than the later of (x) December 31, 2012 or (y) the first anniversary of the Closing Date (the later of (x) and (y), the “Second Tranche Vesting Date”), in order starting with the soonest vesting to the Closing Date until all of the Company RSUs for which vesting is earlier then the Second Tranche Vesting Date have been identified and, if all of the Company RSUs as to which the vesting date is earlier than the Second Tranche Vesting Date comprise less than 50% of all the holder’s Company RSUs, additional Company RSUs shall be considered First Tranche RSUs based starting with the latest vesting date and working in reverse order of vesting dates until all of the First Tranche RSUs have been identified. For the purposes of this Section 6.04(a)(ii)(A) an amount necessary to satisfy the applicable minimum tax withholding obligation shall first be reduced from the amount of the Cash Consideration to be receive and then, if necessary, from the number of shares of Parent Common Stock to be received pursuant to the Stock Consideration. For purposes of this Section 6.04(a)(ii)(A), the value of the Stock Consideration shall be based on the closing price per share of Parent Common Stock on the last trading day immediately preceding the Closing Date; and

     (B) the remaining 50% of such Company RSUs (the “Second Tranche RSUs”) shall be adjusted to provide that, at the Effective Time, the Second Tranche RSUs shall be assumed by Parent and represent, immediately after the Effective Time, the right to receive, on the same terms and conditions as were applicable under the Second Tranche RSUs immediately prior to the Effective Time (other than with respect to any performance goals, which shall cease to apply), a number of shares of Parent Common Stock, rounded to the nearest whole share, equal to the product of (1) the applicable number of shares of Company Common Stock subject to the Second Tranche RSUs, multiplied by (2) the Stock Award Exchange Ratio (the “Converted Second Tranche RSUs”); provided that the Converted Second Tranche RSUs shall vest and settle on the Second Tranche Vesting Date, subject to the holder’s continued employment through the Second Tranche Vesting Date; further provided; however, that in the event the holder’s employment is terminated with “Good Reason” (as defined below) or without “Cause” (as defined in the Company’s 2003 Incentive Compensation Plan) prior to the Second Tranche Vesting Date, the holder’s Converted Second Tranche RSUs shall immediately vest and settle upon the date of such holder’s termination of employment.
          (iii) Each Company Restricted Share that is outstanding immediately prior to the Effective Time shall vest in full immediately prior to the Effective Time and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(iii);
          (iv) Each Annual Incentive Company RSU award in respect of the performance year in which the Closing Date occurs shall, immediately prior to the Effective Time, be converted into a right to receive a cash payment equal to the product of (A) the number of shares of Company Common Stock that are earned under such Annual Incentive Company RSU award based on the actual achievement of the applicable performance measures as of the Effective Time, as determined in accordance with the terms and conditions of the Company’s Annual Incentive Plan for the applicable performance year, with such performance measures pro-rated for the portion of such performance year in which the Closing Date occurs, multiplied by (B) the sum of (x) the Cash Consideration plus (y) twenty-five percent (25%) of the closing price per share of Parent Common Stock on the last trading day immediately preceding the Closing Date, multiplied by (C) the quotient of the number of days in the applicable performance year through the Closing Date divided by 365 (rounded to the fourth decimal point); and
          (v) For the purposes of this Section 6.04(a), (A) “Stock Award Exchange Ratio” means the sum of (1) the Exchange Ratio plus (2) a fraction resulting from dividing the Cash Consideration by the closing price per share of Parent Common Stock on the last trading day immediately preceding the Closing Date and (B) “Good Reason” shall mean any of the following events or conditions, but only if the holder shall have provided written notice to the Parent within ninety (90) days of the initial existence or occurrence of such event or condition and the Parent shall have failed to cure such event or condition within thirty (30) days of its receipt of such notice: (1) a material reduction in the holder’s base salary or target bonus opportunity or (2) a relocation of the holder’s employment more than fifty (50) miles from the metropolitan area in which the holder’s office is located at the time of resignation.
          (b) provide that with respect to the Company ESPP, (A) each purchase right under the Company ESPP outstanding on the day immediately prior to the Effective Time shall be automatically suspended and any contributions made for the then-current Withholding Period (as defined in the Company ESPP) will be applied toward the purchase of Company Common Stock, effective immediately prior to the Effective Time, and each such share of Company Common Stock shall be treated in accordance with Section 2.01(iii), and (B) the Company ESPP shall terminate, effective immediately prior to the Effective Time.
          (c) At the Effective Time, Parent shall assume all the obligations of the Company under the Company Stock Plans, each outstanding Converted Parent Option and Converted Second Tranche RSU and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Parent Stock Options and Converted Second Tranche RSUs appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Parent Options and Converted Second Tranche RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).
          (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise or settlement of the Converted Parent Options and Converted Second Tranche RSUs in accordance with this Section 6.04. As soon as reasonably practicable, but in no event later than 10 days, after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Converted Parent Options and Converted Second Tranche RSUs and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Parent Options and Converted Second Tranche RSUs remain outstanding.
          SECTION 6.05. Indemnification, Exculpation and Insurance. (a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company of any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each the Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within ten Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Company’s certificate of incorporation or by-laws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.
          (b) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.
          (c) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute polices for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the year ending December 31, 2010 (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, with the prior written consent of Parent, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. In the event the Company purchases such tail coverage, the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.05(c). The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.
          (d) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
          (e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under Section 6.05(a).
          SECTION 6.06. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
          (b) The Company shall pay to Parent a fee of $85,000,000 (the “Termination Fee”) if:
          (i) Parent terminates this Agreement pursuant to Section 8.01(e); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i);
          (ii) Parent terminates this Agreement pursuant to Section 8.01(d) as a result of a breach by the Company of, or failure by the Company to perform, the Company’s obligations under Section 6.01(d), if such breach shall have occurred or continued after a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal; or
          (iii) (A) prior to the Company Stockholders Meeting, (1) a Takeover Proposal shall have been made to the Company and not withdrawn or shall have been made directly to the stockholders of the Company generally and not withdrawn or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal not subsequently withdrawn, or (2) a Takeover Proposal shall have been made to the Company which is withdrawn or shall have been made directly to the stockholders of the Company generally and is withdrawn or shall otherwise become publicly known or any Person shall have publicly announced an intention

(whether or not conditional) to make a Takeover Proposal which is subsequently withdrawn, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) prior to the Company Stockholders Meeting or Section 8.01(b)(iii) and (C) within 12 months of such termination, (x) in the case of clause (A)(1) of this Section 6.06(b)(iii), the Company enters into a definitive Contract to consummate a Takeover Proposal or a Takeover Proposal is consummated or (y) in the case of clause (A)(2) of this Section 6.06(b)(iii), the Company enters into a definitive Contract to consummate a Takeover Proposal with the Person making the Takeover Proposal that was withdrawn (or any Affiliate of such Person) or any Takeover Proposal with the Person making the Takeover Proposal that was withdrawn (or any Affiliate of such Person) is consummated, provided, however, that solely for this Section 6.06(b)(iii), all references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50.1%.
Any Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) or (ii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.
          (c) The Company acknowledges and agrees that the agreements contained in Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 6.06(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of BankAmerica in effect on the date such payment was required to be made. In no event shall the Company be obligated to pay more than one termination fee.
          SECTION 6.07. Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, the Company shall cooperate, shall cause the Company Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation.
          SECTION 6.08. Section 16 Matters. Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of

Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          SECTION 6.09. Financing. (a) Parent shall use reasonable best efforts to obtain the Financing on the terms and conditions described in the Commitment Letter (provided that Parent may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities or otherwise replace or amend the Commitment Letter so long as such action would not reasonably be expected to delay or prevent the Closing). In the event that Parent becomes aware that any portion of the Financing is unavailable in the manner or from the sources contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to obtain alternative financing for such unavailable portion from alternative sources.
          (b) The Company shall provide, shall cause the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives to provide, (i) such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent, including participating in meetings, roadshows and presentations, cooperating with marketing efforts, providing information, documents, opinions and certificates, entering into agreements, and other actions that are or may be customary in connection with the Financing or necessary to permit Parent to fulfill conditions or obligations under the Commitment Letter and related fee letters and (ii) such customary information as any arranger of the Financing may reasonably request in connection with the arrangement of the Financing; provided that none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability in connection with the Financing; provided further that the Company, each Company Subsidiary and their respective Representatives shall be fully and unconditionally released from any agreement entered into in connection with the Financing if this Agreement is terminated.
          (c) At the request of Parent, the Company shall, and shall cause the Company Subsidiaries to, promptly take such actions in respect of (i) the Company Convertible Notes and (ii) the existing credit facilities of the Company and the Company Subsidiaries, in each case as directed by and in accordance with the terms and conditions specified in writing by Parent, which actions shall not be inconsistent with the terms of the Company Convertible Notes or existing credit facilities, and the Company shall consult with Parent before taking any action with respect to any of the foregoing; provided, however, that, prior to the Effective Date, the Company shall not be required to incur any material amount of out-of-pocket expenses as a result of actions requested by Parent under this Section 6.09 unless Parent shall have agreed to reimburse the Company for such out-of-pocket expenses; and provided, further, that the Company shall not be required pursuant to this Section 6.09 to commit to or effect any action that is not conditioned upon the consummation of the Merger and that would or would reasonably be expected to expose the Company to material liability or expense if the Merger fails to occur. All actions, notices, announcements and other documentation related to the Company

Convertible Notes as well as whether the Company settles any conversion obligations with respect to the Company Convertible Notes in whole or in part in Company Common Stock or in cash shall be subject to Parent’s prior written approval, such approval not to be unreasonably withheld; provided that Parent shall instruct the Company to settle its conversion obligations in Company Common Stock or cash, or a combination thereof, within the time contemplated by the indenture governing the Company Convertible Notes for settlement.
          (d) All non-public or otherwise confidential information regarding either party obtained by the other party pursuant to this Section 6.09 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements.
          SECTION 6.10. Public Announcements. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
          SECTION 6.11. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.
          SECTION 6.12. Employee Matters. (a) For a period of not less than 12 months following the Effective Time, the employees of the Company and the Company Subsidiaries who remain in the employment of Parent and the Parent Subsidiaries (the “Continuing Employees”) shall receive compensation that is substantially comparable in the aggregate to the compensation provided to such employees of the Company and the Company Subsidiaries immediately prior to the Effective Time and benefits that are substantially comparable in the aggregate either to the benefits provided to such employees immediately prior to the Effective Time or to the benefits provided to similarly situated employees of Parent. Notwithstanding Section 6.04(a)(iv), Parent will establish a new bonus plan for Continuing Employees for the remaining portion of the calendar year during which the Closing Date occurs, upon terms and conditions that are substantially similar to the Company’s 2011 Annual Incentive Plan; provided, however, that all payments under the new bonus plan shall be made in cash.
          (b) With respect to any employee benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, for purposes of determining eligibility to participate, level of benefits including benefit accruals (other than benefit accruals and early retirement subsidies under any defined benefit pension plan) and vesting, service recognized by the Company and any Company Subsidiary immediately prior to the Effective Time shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that, notwithstanding that the Company service shall be recognized by Parent benefit plans in accordance with the forgoing, the date of initial participation of each Continuing Employee in any Parent benefit plan shall be no earlier than the Effective Time; further provided, however, that such service need not be recognized (i) under any retiree medical plan or program of Parent or (ii) to the extent that (A) the applicable Company Benefit Plan did not recognize such service or (B) such recognition would result in any duplication of benefits.
          (c) Except as otherwise set forth in this Section 6.12, (i) nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent to continue any specific plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person and (ii) no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent to amend, modify or terminate, pursuant to their specific terms, any employee benefit plans, programs, policies, arrangements, agreements or understandings of Parent or the Company. Without limiting the scope of Section 9.07, nothing in this Section 6.12 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than the parties hereto and their respective successors and assigns.
          (d) With respect to any welfare plan maintained by Parent or any Parent Subsidiary in which Continuing Employees are eligible to participate after the Effective Time, Parent or such Parent Subsidiary shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the analogous welfare plans of the Company and the Company Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time and during the portion of the plan year of the applicable the Company welfare plan ending at the Effective Time, in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.
          (e) Without limiting the generality of Section 6.12, from and after the Effective Time, Parent shall assume and honor, or shall cause to be assumed and honored, all employment, change in control and severance agreements between the Company and any Continuing Employee as in effect at the Effective Time and as set forth on Section 4.10(a) of the Company Disclosure Schedule, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), pursuant to the terms thereof, including respecting any limitations as to amendment or modification included in such agreements.
          (f) Without limiting the generality of Section 6.12, Parent shall assume, honor and continue, or shall cause to be assumed, honored and continued, for the benefit of all Continuing Employees, (i) the Company Severance Plan for a period of not less than 12 months following the Effective Time and (ii) the Company Paid Time Off (PTO) Policy through the later to occur of (i) the end of the calendar year in which the Effective Time occurs or (ii) December 31, 2011.

          (g) Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Parent Benefit Plan or Company Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Parent or the Company prior to or following the Effective Time.
          (h) Each of Parent and the Company agrees that, for purposes of each Company Benefit Plan, the transactions contemplated by the Agreement shall constitute a “change in control,” “change of control” or “corporate change,” as applicable.
          SECTION 6.13. Control of Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.
ARTICLE VII
Conditions Precedent
          SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
     (b) Listing. The shares of Parent Common Stock issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (c) Certain Antitrust Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) any and all Consents, if any, required to be obtained under the Indian Competition Law in connection with the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained.
     (d) FCC Approvals. Any and all authorizations required to be obtained from the FCC in connection with the consummation of the Merger shall have been obtained; provided that in the event that after the time of the receipt of any authorization required to be obtained from the FCC and prior to the Closing Date, (i) any request for a stay or any similar request is pending, any stay is in effect, the action or decision has been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has not passed, (ii) any petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has not passed, (iii) any Governmental Entity has undertaken to reconsider the action on its own motion and the deadline within which it may effect such reconsideration has not passed or (iv) any appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has not passed, then, such FCC authorization shall not be deemed to have been obtained for purposes of this Section 7.01(d) if both Parent and the Company agree, but only for so long as any of the events set forth in clauses (i),

(ii), (iii) or (iv) above exist or, upon the agreement of both Parent and the Company, earlier.
     (e) Other Approvals. Other than the authorizations, filings and Consents provided for by Sections 1.03, 7.01(c) and 7.01(d), all Consents, if any, required to be obtained (i) under any foreign antitrust, competition or similar Laws or (ii) from or of any Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those, the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to (x) have a Substantial Detriment or (y) provide a reasonable basis to conclude that the Company, Parent or Merger Sub or any of their Affiliates or any of their respective officers or directors, as applicable, would be subject to the risk of criminal liability.
     (f) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which is reasonably likely to result in a Legal Restraint, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that is reasonably likely to result, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries, (ii) the Company, Parent or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Parent to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Company Subsidiaries, including the right to vote or (iv) any prohibition or limitation on Parent effectively controlling the business or operations of the Company and the Company Subsidiaries; which, in the case of each of clauses (i)-(iv), would reasonably be expected to have a Substantial Detriment.
     (g) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Stock Consideration.
          SECTION 7.02. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.03(a) and 3.04(a) and the first sentence of Section 3.08) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time

(except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.02(a)), the representations and warranties of Parent and Merger Sub contained in Sections 3.01, 3.03(a) and 3.04(a) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.
     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.
          SECTION 7.03. Conditions to Obligation of Parent. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.03(a) and 4.04(a) and the first sentence of Section 4.08) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.03(a)), the representations and warranties of the Company contained in Sections 4.01, 4.03(a) and 4.04(a) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and the representations and warranties of the Company contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
ARTICLE VIII
Termination, Amendment and Waiver
          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
          (a) by mutual written consent of the Company and Parent;
          (b) by either the Company or Parent:
     (i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean January 31, 2012; provided that if by the End Date, any of the conditions set forth in Section 7.01(c), (d), (e), or (f) shall not have been satisfied but the condition set forth in Section 7.01(a) shall have been satisfied, the End Date may be extended for one or more periods of up to 60 days per extension by either Parent or the Company, in its discretion, up to an aggregate extension of 3 months from the first End Date (in which case any references to the End Date herein shall mean the End Date as extended); provided, further, that if the condition set forth in Section 7.01(d) shall not have been satisfied solely by reason that any authorization required to be obtained by the FCC has been obtained but Parent and the Company have deemed that such authorization has not been obtained pursuant to such Section 7.01(d), the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party prior to the 60th day after Parent and the Company have deemed that such authorization of the FCC has not been obtained; provided, however, that the right to extend or terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is a proximate result of a willful breach of this Agreement by such party (including, in the case of Parent, Merger Sub);

     (ii) if the condition set forth in Section 7.01(f) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or
     (iii) if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened (unless such the Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);
          (c) by the Company, if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, Parent or Merger Sub, as the case may be, does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure after receiving written notice from the Company;
          (d) by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, the Company does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure after receiving written notice from Parent; or
          (e) by Parent, in the event that an Adverse Recommendation Change shall have occurred; provided that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Company Stockholder Approval has been obtained at the Company Stockholders Meeting.
          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for any statement, act or failure to act by such party that it intended to be a misrepresentation or a breach of any covenant or agreement set forth in this Agreement.
          SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of the Company unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Parent or the stockholders of the Company.
ARTICLE IX
General Provisions
          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to the Company, to:
SAVVIS, Inc.
1 Savvis Parkway
Town & Country, Missouri 63017
Phone: (314) 628-7000
Facsimile: (314) 628-7540
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Phone: (650) 493-9300
Facsimile: (650) 493-6811
Attention: Larry W. Sonsini
          (b) if to Parent or Merger Sub, to:
CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203
Phone: (318) 388-9000
Facsimile: (318) 388-9488
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Phone: (212) 403-1000
Facsimile: (212) 403-2000
Attention: Eric S. Robinson
          SECTION 9.03. Definitions. For purposes of this Agreement:
          “Annual Incentive Company RSU” means any Restricted Stock Unit granted pursuant to the Company’s 2011 Annual Incentive Plan.
          An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, the State of Missouri or the State of Louisiana.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Combined Company” means the Company, the Company Subsidiaries, Parent and the Parent Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

          “Communications Act” means the Communications Act of 1934, as amended.
          “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
          “Company Restricted Shares” means any award of Company Common Stock that is subject to restrictions based on performance or continuing service and granted under any Company Stock Plan.
          “Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.
          “Company Stock Plans” means each Company Benefit Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock, including the 1999 Stock Option Plan, the 2003 Incentive Compensation Plan and the 2011 Omnibus Incentive Plan.
          “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans, including Company Pension Plans.
          “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
          “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.
          “Intellectual Property License” means (A) any grant (or covenant not to assert) by the Company or any Company Subsidiary to another Person of or regarding any right relating to or under the Company Intellectual Property (other than a sale of all rights of ownership), and (B)

any grant (or covenant not to assert) by another Person to the Company or any Subsidiary of or regarding any right relating to or under any third Person’s Intellectual Property Rights (other than a sale of all rights of ownership).
          The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s executive officers after making due inquiry.
          “Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate or (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate.
          “Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

          “Parent Restricted Share” means any award of Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.
          “Parent RSU” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.
          “Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.
          “Parent Stock Plan” means each Parent Benefit Plan that provides for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock, including the Amended and Restated Legacy Ebony 2008 Equity Incentive Plan, the Ebony 2006 Equity Incentive Plan, the Amended and Restated 2005 Management Incentive Compensation Plan, the Amended and Restated 2005 Directors Stock Plan, the Amended and Restated 2002 Management Incentive Compensation Plan, the Amended and Restated 2002 Directors Stock Option Plan, the Amended and Restated 2000 Incentive Compensation Plan, the 1995 Incentive Compensation Plan and the Amended and Restated 1983 Restricted Stock Plan.
          “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
          A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.
          “Substantial Detriment” means an effect on any division, Subsidiary, interest, business, product line, asset, property or results of operations of Parent and/or the Company and/or the Combined Company if such effect (after giving effect to the loss of any reasonably expected synergies or other benefits of the Merger and other transactions contemplated hereby and to the receipt of any reasonably expected proceeds of any divestiture or sale of assets) on the Company and the Company Subsidiaries, taken as a whole (including, for purposes of this determination, any effect on any division, Subsidiaries, interest, business, product line, asset, property or results of operations of Parent and/or the Combined Company as if it were applied to a comparable amount of interest, business, product line, asset, property or results of operations of the Company) would or would reasonably be expected to result in a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole (without giving effect to the Merger).
          “Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

          “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.
          SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.
          SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Confidentiality Agreement and the Voting Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05 and Section 9.12, is not intended to confer upon any Person other than the parties any rights or remedies.

          SECTION 9.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.
          SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 9.10. Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.
          SECTION 9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.
          SECTION 9.12. No Recourse to Lenders. Notwithstanding any provision of this Agreement, the Company agrees on its behalf and on behalf of its Subsidiaries that none of the lenders, agents or arrangers party to the Commitment Letter nor their respective Affiliates (collectively, the “Lender Related Parties”) shall have any liability or obligation to the Company and its Subsidiaries relating to this Agreement or any of the transactions contemplated herein (including the Financing); provided, however, that nothing in this Section 9.12 shall in any way affect any liability or obligation of any Lender Related Party to Parent or any of its Affiliates. This Section 9.12 is intended to benefit the Lender Related Parties.
[Remainder of page left intentionally blank]

          IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

SAVVIS, INC.
By:	/s/ James E. Ousley
	Name:	James E. Ousley
	Title:	Chairman & CEO

CENTURYLINK, INC.
By:	/s/ Glen F. Post, III
	Name:	Glen F. Post, III
	Title:	Chief Executive Officer & President

MIMI ACQUISITION COMPANY
By:	/s/ Stacey W. Goff
	Name:	Stacey W. Goff
	Title:	Vice President & Secretary

Index of Defined Terms

Term	Section
Accounts Receivable	4.28
Actions	6.03(e)
Adverse Recommendation Change	5.02(b)
Affiliate	9.03
Agreement	Preamble
Annual Incentive Company RSU	9.03
Business Day	9.03
Cash Consideration	2.01(iii)
Cause	6.04(a)(ii)(B)
Certificate	2.01(iii)
Certificate of Merger	1.03
chief executive officer	3.06(d)
chief financial officer	3.06(d)
Closing	1.02
Closing Date	1.02
Code	9.03
Collective Bargaining Agreement	4.19
Combined Company	9.03
Commitment Letter	3.13
Communications Act	9.03
Company	Preamble
Company Benefit Plans	4.10(a)
Company Board	4.04(a)
Company By-laws	4.01
Company Capital Stock	4.03(a)
Company Charter	4.01
Company Common Stock	Recitals
Company Convertible Notes	4.03(a)
Company Disclosure Letter	Article IV
Company ESPP	4.03(a)
Company Financial Advisor	4.20
Company Indemnified Parties	6.05(a)
Company Intellectual Property	4.16(f)(i)
Company Leases	4.15(b)
Company Licenses	4.17(a)
Company Material Adverse Effect	9.03
Company Multiemployer Plan	4.10(a)
Company Pension Plan	4.10(c)
Company Permits	4.01
Company Preferred Stock	4.03(a)
Company Properties	4.15(a)
Company Regulatory Agreement	4.18
Company Restricted Shares	9.03

1

Term	Section
Company RSUs	6.04(a)(ii)
Company SEC Documents	4.06(a)
Company Source Code	4.16(f)(ii)
Company Stock Option	9.03
Company Stock Plans	9.03
Company Stockholder Approval	4.04(a)
Company Stockholders Meeting	4.04(a)
Company Subsidiaries	4.01
Company Voting Debt	4.03(b)
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.12
Contract	3.05(a)
Controlled Group Liability	9.03
Converted Parent Option	6.04(a)(i)
Converted Second Tranche RSUs	6.04(a)(ii)(B)
DGCL	1.01
Dissenting Shares	2.03
Effective Time	1.03
End Date	8.01(b)(i)
Enforcement Proceeding	4.17(c)
Environmental Claim	4.13(b)
Environmental Laws	4.13(b)
ERISA	3.09
ERISA Affiliates	9.03
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(iii)
Facilities	4.26(d)
FCC	3.05(b)
FCC Applications	6.03(d)
FCC Rules	4.17(c)
Filed Company Contract	4.14(a)
Filed Company SEC Documents	Article IV
Filed Parent SEC Documents	Article III
Financing	3.13
First Tranche RSUs	6.04(a)(ii)(A)
Foreign Corrupt Practices Act	4.24
Form S-4	3.05(b)
GAAP	3.06(b)
Good Reason	6.04(a)(ii)(B)
Governmental Entity	3.05(b)
Grant Date	4.03(b)

2

Term	Section
Hazardous Materials	4.13(b)(iii)
HSR Act	3.05(b)
Indebtedness	9.03
Indian Competition Law	3.05(b)
Intellectual Property License	9.03
Intellectual Property Rights	4.16(f)(iii)
IRS	3.09
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
LBCL	3.03(b)
Legal Restraints	7.01(f)
Lender Related Parties	9.12
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Material Adverse Effect	9.03
Material Contract	4.14(b)
material weakness	3.06(h)
materially modified	4.10(i)
Maximum Amount	6.05(c)
Merger	1.01
Merger Consideration	2.01(iii)
Merger Sub	Preamble
Merger Sub Common Stock	2.01(i)
NASDAQ	4.05(b)
nonqualified deferred compensation plan	4.10(i)
Notice of Recommendation Change	5.02(b)
NYSE	2.02(f)
Open Source	4.16(b)
Parent	Preamble
Parent Articles	3.01
Parent Benefit Plans	3.09
Parent Board	3.04(a)
Parent By-laws	3.01
Parent Capital Stock	3.03(a)
Parent Common Stock	2.01(iii)
Parent Disclosure Letter	Article III
Parent DRIP	3.03(a)
Parent ESPP	3.03(a)
Parent Material Adverse Effect	9.03
Parent Multiemployer Plan	3.09
Parent Permits	3.01
Parent Preferred Stock	3.03(a)
Parent Restricted Shares	9.03

3

Term	Section
Parent RSU	9.03
Parent SEC Documents	3.06(a)
Parent Series L Shares	3.03(a)
Parent Stock Plan	9.03
Parent Stock Option	9.03
Parent Subsidiaries	3.01
Parent Voting Debt	3.03(b)
Permits	3.01
Person	9.03
Principals	Recitals
Proxy Statement	6.01(a)
Release	4.13(b)(iv)
Representatives	5.02(a)
SEC	3.05(b)
Second Tranche RSUs	6.04(a)(ii)(B)
Second Tranche Vesting Date	6.04(a)(ii)(A)
Securities Act	3.05(b)
significant deficiency	3.06(h)
Software	4.16(f)(iv)
SOX	3.06(b)
Stock Award Exchange Ratio	6.04(a)(v)(A)
Stock Consideration	2.01(iii)
Subsidiary	9.03
Substantial Detriment	9.03
Superior Proposal	5.02(e)
Surviving Company	1.01
Takeover Proposal	5.02(e)
Taxes	9.03
Tax Returns	9.03
Technology	4.16(f)(v)
Termination Fee	6.06(b)
Top Customers	4.25
USAC	4.17(c)
Voting Agreement	Recitals

4